UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 29, 2015
Date of Report (Date of earliest event reported)

Immune Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

37 North Orange Ave, Suite 607, Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-613-8802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2015, Immune Therapeutics, Inc. (the “Company”) entered into a binding settlement agreement (the “Agreement”) with Mr. Saiid Zarrabian. The Agreement was joined by Chris Pearce and Noreen Griffin as the Company’s executives and directors, and by Cytocom, Inc. as the Company’s majority owned subsidiary. The Agreement was to settle all claims between the parties relating to Mr. Zarrabian’s employment with Cytocom and the Company.

Pursuant to the Agreement, all parties released claims they may or may not have had against each other and Mr. Zarrabian is to receive $90,000.00 by January 6, 2016 and 5,000,000 restricted shares of the Company’s common stock, subject to a 1% per quarter lock-up leak-out, by January 5, 2016.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2015, Mr. Saiid Zarrabian resigned from the Board of Directors of the Company. Mr. Zarrabian’s resignation came after lengthy negotiations with the Company and its majority-owned subsidiary, Cytocom, Inc., regarding Mr. Zarrabian’s termination from Cytocom. Mr. Zarrabian did not resign because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices; however, he did state that he resigned due to unresolved disagreements with a majority of the members of the board of directors regarding the Company’s development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

Date: January 5, 2016	By:	/s/
Noreen Griffin, CEO